WILBER &
TOWNSHEND

A Professional Corporation                                 465 Baldwin St.
Certified Public Accountants                               Jenison, MI 49428
PH:  616-457-4880
FX:  616-457-1114





                       CONSENT OF INDEPENDENT AUDITORS



We consent to the use of our names as experts as found in the "Experts" section on page 14 in the Amendment No. 1 to the Form S-3 registration statement of Intelligent Decision Systems, Inc. which reads:

Certain financial statements of Intelligent Decision Systems, Inc. are incorporated by reference in this Prospectus from the Company's Form 10-KSB for the fiscal year ended June 30, 1996 which have been audited by Wilber & Townshend, P.C., independent certified public accountants, as indicated in their report with respect thereto, and included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.



/s/ Wilber & Townshend



December 23, 1996